Exhibit 99.1

Aspen Technology Announces New Additions to Board of Directors

Gary Haroian and Mark Fusco to join AspenTech’s Board

CAMBRIDGE, Mass.—December 5, 2003—Aspen Technology, Inc. (Nasdaq: AZPN) today announced that Gary Haroian and Mark Fusco will join AspenTech’s Board of Directors, effective as of AspenTech’s Annual Meeting of Stockholders, to be held on December 9, 2003.  Mr. Haroian will be designated a Class II director, with his term expiring at the 2004 Annual Meeting.  Mr. Fusco will be designated a Class III director, with his term expiring at the 2006 Annual Meeting.

The Board seat to be filled by Mr. Haroian is currently held by Gresham T. Brebach, Jr., who recently announced his intention to resign from the Board, effective as of the 2003 Annual Meeting.  The Board seat to be filled by Mr. Fusco is currently held by Stephen L. Brown, who recently announced his intention not to stand for re-election at the 2003 Annual Meeting.

Advent International nominated Mr. Fusco to the AspenTech Board pursuant to the terms of its $100 million private equity investment in AspenTech, which closed in August 2003.  Advent International previously nominated Douglas A. Kingsley and Michael Pehl to the AspenTech Board, both of whom currently serve as directors.  It also has the right to nominate one additional person for election to the AspenTech Board.  These changes to the Board help carry out AspenTech’s obligations to Advent International, as well as the company’s desire to increase the independence of its outside directors.

Mr. Haroian brings a wealth of financial acumen and operational expertise to AspenTech, having served as a Chief Financial Officer for several public companies.  He served as Chief Financial Officer, Chief Operating Officer and then President and CEO of Stratus Computer.  After leaving Stratus, Mr. Haroian was the CFO of Concord Communications and most recently served as CFO and interim CEO of Bowstreet.  He also serves on the Board of Directors of Network Engines and is a certified public accountant.

Mr. Fusco is the President and Chief Operating Officer of Ajilon Consulting, a $400 million IT services company with thirty-six offices in the U.S. with over 4,000 employees.  Ajilon Consulting is a subsidiary of Adecco S.A., a Forbes 500 company.  He came to Ajilon after it acquired Software Quality Partners, a software quality and testing company he co-founded in 1990.  Mr. Fusco has extensive experience in operating and running a professional IT services organization and servicing global accounts.  He is a graduate of Harvard College and Harvard Business School.

“We are pleased that Gary Haroian and Mark Fusco are joining the board, bringing with them financial, industry and operational knowledge and experience,” said David McQuillin, President & CEO of AspenTech.  “As we seek to capitalize on the emerging Enterprise Operations Management market, we believe that they will bring valuable perspective and operational experience to help us execute our strategy and grow our business profitably.  We would also like to extend our thanks to Mr. Brebach and Mr. Brown for their time and service over the past several years, during a period of economic challenges and a difficult IT spending environment.”

About AspenTech

Aspen Technology, Inc. is a leading supplier of enterprise software to the process industries, enabling its customers to increase their margins and optimize their business performance.  AspenTech’s engineering solutions, incorporating Hyprotech’s technologies, help companies design and improve their plants and processes, maximizing returns throughout their operational life.  AspenTech’s manufacturing/supply chain solutions allow companies to run their plants and supply chains more profitably, from customer demand, to production in the plant, to the delivery of finished products.  Over 1,200 leading companies rely on AspenTech’s software every day to drive improvements across their most important engineering and operational processes.  AspenTech’s customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, GlaxoSmithKline, Lyondell Equistar, Merck, Mitsubishi Chemical, Shell and Unilever. For more information, visit www.aspentech.com.

Contact:

Aspen Technology, Inc.

Media:

Peter Watt, +44 1223 819-752

peter.watt@aspentech.com

Robin Swanger, 218-504-3256

robin.swanger@aspentech.com

or

Investors:

Joshua Young, 617-949-1274

joshua.young@aspentech.com